Exhibit 21

Subsidiaries of Graco Inc.

The following are subsidiaries of the Company:

                                   Jurisdiction      Percentage of Voting
                                   of                Securities Owned by
  Subsidiary                       Organization      the Company
  Graco N.V.                       Belgium           100%*
  Graco Canada Incorporated        Canada            100%
  Graco Chile Limitada             Chile             100%*
  Graco (Jamaica) FSC Limited      Jamaica           100%
  Graco GmbH                       Germany           100%
  Graco Hong Kong Limited          Hong Kong         100%*
  Graco K.K.                       Japan             100%
  Graco Korea Inc.                 Korea             100%
  Graco Norge A.S.                 Norway            100%
  Graco Pumps Scandinavia AB       Sweden            100%
  Graco S.A.                       France            100%*
  Graco S.r.l.                     Italy             100%*
  Graco UK Limited                 England           100%*

   * Includes shares held by selected directors and/or executive officers of the Company or the relevant subsidiary to satisfy the requirements of local law.

The Registrant has additional subsidiaries, which considered in the aggregate as a single subsidiary, do not constitute a significant subsidiary.